SIGNATURE PAGE



For period ending 06/30/95

File number 811--3599


This report is signed on behalf of the registrant in the City of New York and State of New York on the 30th day of August, 1995.





THE ROYCE FUND






By:   /s/ Charles M. Royce       Witness:  /s/ Susan I. Grant
      Charles M. Royce                    Susan I. Grant
      President                           Secretary